For more information contact:

KinderCare Learning Centers, Inc.
Jill Eiland, Senior Director of Public Relations
(503) 872-1519

Ref: NR04704

KinderCare Announces Third Quarter of Fiscal 2004 Results

(Portland, Ore.) – April 14, 2004 – KinderCare Learning Centers, Inc. announces net revenues in the third quarter of fiscal 2004 of $194.4 million, an increase of $4.2 million, or 2.2%, from the same period last year. The increase was due to higher tuition rates, offset by reduced occupancy, as well as additional net revenues generated by the newly opened centers. Comparable center net revenues increased $0.3 million, or 0.1%. Comparable centers are those that have been open for at least one year.

The average weekly tuition rate grew $7.78, or 5.4%, from the same period last year to $152.47 due primarily to tuition increases. Occupancy declined 2.8 percentage points to 58.4% due primarily to reduced full-time equivalent attendance within the population of older centers.

In the third quarter of fiscal 2004, operating income increased $0.6 million to $19.6 million. Operating income, as a percentage of net revenues, was 10.1% in the third quarter of fiscal 2004 compared to 10.0% in the same period last year. The slight improvement in the margin was due primarily to control over costs.

Adjusted net income, which excluded the loss on the early extinguishment of debt, was $5.9 million in the third quarter of fiscal 2004. We reported net income of $5.1 million in the third quarter of fiscal 2004, compared to $5.3 million for the same period last year. The most significant reason for the decrease was the $1.4 million ($0.8 million after tax) of costs associated with the redemption of $39.3 million of our 9.5% senior subordinated notes. Net income as a percentage of net revenues was 2.6% and 2.8% in the third quarter of fiscal 2004 and 2003, respectively. Basic and diluted net income per share were both $0.26 and $0.27 in the third quarters of fiscal 2004 and 2003, respectively.

EBITDAR was $45.4 million in the third quarter of fiscal 2004, an increase of $1.3 million over the same period last year. As a percentage of net revenue, EBITDAR was 23.4% in the third quarter of fiscal 2004 compared to 23.2% in the third quarter of fiscal 2003. The increase was due primarily to cost controls. EBITDAR represents earnings before interest expense, investment income, income taxes, depreciation, amortization, rent and related components of discontinued operations.

During the third quarter of fiscal 2004, our cash balance increased $6.4 million to $34.6 million due primarily to net proceeds received from our sale-leaseback program and cash provided by operating activities. Our total debt decreased $29.3 million to $517.1 million at March 5, 2004. The decrease was the result of a $39.3 million redemption of aggregate principal amount of our 9.5% senior subordinated notes offset by borrowings under our revolving credit facility. Capital expenditures were $10.8 million in the third quarter of fiscal 2004, a decrease of $4.8 million from the same period last year, which was primarily due to a reduction in spending for new center development.

During the third quarter of fiscal 2004, two new centers were opened compared to six in the same period last year. In addition, we completed the acquisition of one center in the third quarter of fiscal 2004. During the third quarter of fiscal 2004, 11 centers were closed compared to eight in the same period last year.

Forty Weeks ended March 5, 2004

Net revenues for the forty weeks ended March 5, 2004, were $649.1 million, an increase of $14.0 million, or 2.2%, over the same period last year. The increase was due to higher tuition rates, offset by reduced occupancy, as well as additional net revenues generated by the newly opened centers. Comparable center net revenues decreased $0.2 million.

The average weekly tuition rate grew $8.19 or 5.7%, from the same period last year to $152.04, due primarily to tuition increases. Occupancy declined 3.2 percentage points to 59.3% due primarily to reduced full-time equivalent attendance within the population of older centers.

During the forty weeks ended March 5, 2004, operating income was $49.2 million, a decrease of $0.6 million, or 1.2%, from the same period last year. While average tuition rates were higher, operating income decreased due primarily to $2.2 million of increased rent expense, as a result of additional rent expense from our sale-leaseback program (there was a related decrease in depreciation expense of $1.6 million in connection with this program) and $1.6 million of higher insurance costs, offset by cost controls and improved labor productivity.

Adjusted net income, which excluded the loss on the early extinguishment of debt, was $9.4 million for the forty weeks ended March 5, 2004. We reported net income of $6.4 million for the forty week period ended March 5, 2004 compared to $10.1 million in the same period last year. The most significant reason for the decrease was the costs associated with the early extinguishment of debt of $5.2 million ($3.0 million after tax), which related to our debt refinancing in July 2003 and the repurchase and redemption of a portion of our 9.5% senior subordinated notes. Increased rent expense from our sale-leaseback program and rising insurance costs also contributed to the decrease in net income during the forty weeks ended March 5, 2004.

Basic and diluted net income per share were both $0.32 for the forty weeks ended March 5, 2004. For the forty weeks ended March 7, 2003, basic and diluted net income per share were both $0.51.

EBITDAR increased $2.6 million, to $136.7 million, for the forty weeks ended March 5, 2004, from the same period last year. The increase was primarily due to higher tuition rates and control over labor productivity, offset by higher insurance costs. As a percentage of net revenue, EBITDAR was 21.1% for both the forty weeks ended March 5, 2004 and March 7, 2003.

Our cash balance was $34.6 million at March 5, 2004, an increase of $16.5 million from May 30, 2003. The increase was due to increased cash flow from operating activities and sale-leaseback proceeds. Our total debt was $517.1 million at March 5, 2004, an increase of $62.0 million from May 30, 2003. The increase was largely the result of financing the acquisition of the centers included in our former $97.9 million synthetic lease facility, which was off-balance sheet and was terminated in connection with our debt refinancing. This increase was offset by the repurchase and redemption of $95.6 million of our 9.5% senior subordinated notes. Capital expenditures were $41.3 million in the forty weeks ended March 5, 2004, a decrease of $28.4 million from the same period last year. The decrease was due to a reduction in spending for new center development.

During the forty weeks ended March 5, 2004, 12 centers were opened compared to 24 in the same period last year. In addition, we completed the acquisition of one center during the forty weeks ended March 5, 2004. During the forty weeks ended March 5, 2004, 32 centers were closed compared to 24 in the same period last year.

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). At the end of this release, we have provided a reconciliation of EBITDA and EBITDAR, non-GAAP measures of our liquidity, to cash provided by operating activities, the most comparable GAAP financial measure. In addition, we have provided a reconciliation of adjusted net income and basic and diluted income per share to reported net income and basic and diluted income per share.

We believe EBITDA and EBITDAR are useful tools for certain investors and creditors for measuring our ability to meet debt service requirements. Additionally, management uses EBITDA and EBITDAR for purposes of reviewing our results of operations on a more comparable basis. EBITDA and EBITDAR do not represent cash flow from operations as defined by GAAP, are not necessarily indicative of cash available to fund all cash flow needs and should not be considered alternatives to net income under GAAP for purposes of evaluating our results of operations.

We believe the calculation of adjusted net income provides another measure of our operating performance by excluding charges associated with the early extinguishment of debt.

Comparable Centers

A center is included in comparable center net revenues when it has been open and operated by us at least one year and it has not been rebuilt or permanently relocated within that year. Therefore, a center is considered comparable during the first four-week period it has prior year net revenues. Non-comparable centers include those that have been closed.

Discontinued Operations

Discontinued operations represents the operating results for all periods presented of the 60 centers closed during fiscal 2003 and the forty weeks ended March 5, 2004.

Fiscal Calendar

We utilize a fiscal reporting schedule comprised of 13 four-week periods and our fiscal year ends on the Friday closest to May 31. The third quarters is comprised of 12 weeks and ended on March 5, 2004 in fiscal 2004 and March 7, 2003 in fiscal 2003. The first fiscal quarter includes 16 weeks, while the second, third and fourth quarters are each comprised of 12 weeks.

Conference Call

We will host a conference call on Thursday, April 15, 2004 at 10:00 a.m. Pacific Time, at 1.888.203.4765 (reference: KinderCare) to discuss the results of our third quarter fiscal 2004. Replays will be available through Wednesday, April 21, 2004 at 1.800.642.1687, access identification number 6719469. This call will also be streamed over the internet, accessible via http://www.kindercare.com/about_ir, at the webcast listing. Replays will be available at our website for 90 days from the date of the call.

About Us

We are the leading for-profit provider of early childhood education and care services in the United States. At April 9, 2004, we served approximately 129,000 children and their families at 1,245 child care centers. At our child care centers, education and care services are provided to infants and children up to twelve years of age. However, the majority of the children we serve are from six weeks to five years old. The total licensed capacity at our centers was approximately 166,000 at April 9, 2004.

We operate child care centers under two brands as follows:

  KinderCare – At April 9, 2004, we operated 1,176 KinderCare centers. The brand was established in 1969 and includes centers in 39 states, as well as two centers located in the United Kingdom.

  Mulberry – We operated 69 Mulberry centers at April 9, 2004, which are located primarily in the northeast region of the United States and southern California. In addition, we had eight service contracts to operate before- and after-school programs.

We also partner with companies to provide on- or near-site care to help employers attract and retain employees. Included in our 1,245 centers at April 9, 2004 are 43 employer-sponsored centers.

In addition to our center-based child care operations, our wholly-owned subsidiary KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults in three business units as follows: Keystone National High School, Learning and Evaluation Center and iQ Academies.

We are based in Portland, Oregon. Our internet website addresses include kindercare.com, kindercareatwork.com and mulberrychildcare.com. Information about KC Distance Learning, Inc.‘s educational programs is available at kcdistancelearning.com, keystonehighschool.com, creditmakeup.com, iqacademies.com and go2iq.com.

KinderCare
Learning Centers, Inc. and Subsidiaries
Financial and Operating Highlights
(In thousands, except per share amounts and child care center data)
(Unaudited)

                                         Twelve Weeks Ended               Forty Weeks Ended
                                     ----------------------------   ----------------------------
                                     March 5, 2004  March 7, 2003   March 5, 2004  March 7, 2003
                                     -------------  -------------   -------------  -------------
Results of operations:
Revenues, net....................... $     194,387  $     190,192   $     649,105  $     635,097
                                     -------------  -------------   -------------  -------------
Operating expenses:
  Salaries, wages and benefits......       106,660        104,078         358,880        355,346
  Depreciation and amortization.....        13,345         12,543          46,153         42,997
  Rent..............................        12,842         12,596          41,709         39,514
  Provision for doubtful accounts...         1,463          1,365           4,639          4,631
  Other.............................        40,507         40,649         148,532        142,811
                                     -------------  -------------   -------------  -------------
      Total operating expenses......       174,817        171,231         599,913        585,299
                                     -------------  -------------   -------------  -------------
    Operating income................        19,570         18,961          49,192         49,798
Investment income...................           577             35             712            215
Interest expense....................        (9,054)        (9,338)        (31,563)       (31,791)
Loss on the early extinguishment
  of debt...........................        (1,363)            --          (5,209)            --
                                     -------------  -------------   -------------  -------------
  Income before income taxes
    and discontinued operations.....         9,730          9,658          13,132         18,222
Income tax expense..................        (4,233)        (3,825)         (5,605)        (7,215)
                                     -------------  -------------   -------------  -------------
    Income before discontinued
      operations....................         5,497          5,833           7,527         11,007
Discontinued operations, net of
  income tax........................          (432)          (535)         (1,138)          (952)
                                     -------------  -------------   -------------  -------------
      Net income.................... $       5,065  $       5,298   $       6,389  $      10,055
                                     =============  =============   =============  =============

Basic and diluted net income
per share:
  Income before discontinued
    operations...................... $        0.28  $        0.30   $        0.38  $        0.56
  Discontinued operations, net......         (0.02)         (0.03)          (0.06)         (0.05)
                                     -------------  -------------   -------------  -------------
    Net income...................... $        0.26  $        0.27   $        0.32  $        0.51
                                     =============  =============   =============  =============

Weighted average common shares
  outstanding:
    Basic...........................        19,704         19,664          19,694         19,713
    Diluted.........................        19,801         19,836          20,005         19,901

Other financial data:
Net cash provided by operating
  activities........................ $      17,487  $      12,594   $      59,220  $      48,461
EBITDAR.............................        45,429         44,119         136,665        134,049
EBITDA..............................        32,545         31,216          94,634         93,212
Capital expenditures................        10,764         15,540          41,345         69,731
Cash at the end of period...........        34,557         13,565          34,557         13,565
Total debt at the end of period.....       517,070        486,213         517,070        486,213

Child care center data:
Average weekly tuition rate......... $      152.47  $      144.69   $      152.04  $      143.85
Occupancy...........................          58.4%          61.2%           59.3%          62.5%
Licensed capacity at end of
  period............................       166,000        167,000         166,000        167,000
Number of centers at end of
  period............................         1,245          1,264           1,245          1,264

KinderCare Learning Centers, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands)
(Unaudited)

                                         Twelve Weeks Ended               Forty Weeks Ended
                                     ----------------------------   ----------------------------
                                     March 5, 2004  March 7, 2003   March 5, 2004  March 7, 2003
                                     -------------  -------------   -------------  -------------
EBITDA and EBITDAR:
Net cash provided by operating
  activities........................ $      17,487  $      12,594   $      59,220  $      48,461
Income tax expense..................         4,233          3,825           5,605          7,215
Deferred income tax (expense)
 benefit............................         5,626            (54)          9,103         (5,624)
Interest expense, net...............         9,840          9,303          36,060         31,576
Effect of discontinued operations
  on interest and taxes.............          (333)          (351)           (848)          (622)
Change in operating assets and
  liabilities.......................        (6,616)         5,281         (16,937)        12,052
Other non-cash items................         2,308            618           2,431            154
                                     -------------  -------------   -------------  -------------
  EBITDA............................        32,545         31,216          94,634         93,212
Rent expense........................        12,842         12,596          41,709         39,514
Rent expense from discontinued
  operations........................            42            307             322          1,323
                                     -------------  -------------   -------------  -------------
  EBITDAR........................... $      45,429  $      44,119   $     136,665  $     134,049
                                     =============  =============   =============  =============

Adjusted net income:
Net income.......................... $       5,065  $       5,298   $       6,389  $      10,055
Loss on the early extinguishment of
  debt, net of income tax expense
  of $593 and $2,223................           770             --           2,986             --
                                     -------------  -------------   -------------  -------------
     Adjusted net income............ $       5,835  $       5,298   $       9,375  $      10,055
                                     =============  =============   =============  =============

Basic and diluted income per
share:
Net income per share................ $        0.26  $        0.27   $        0.32  $        0.51
Loss on the early extinguishment
   of debt, net.....................          0.04             --            0.15             --
                                     -------------  -------------   -------------  -------------
     Adjusted net income per share.. $        0.30  $        0.27   $        0.47  $        0.51
                                     =============  =============   =============  =============